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                                                                      EXHIBIT 11

                    NABORS INDUSTRIES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)




                                                                                                    Three
                                                                                                 Months Ended     Year Ended
                                                                  Year Ended December 31,         December 31,   September 30,

                                                                   1999             1998             1997            1997
                                                                -----------     ------------      -----------    ------------

Basic:
   Weighted average number of shares outstanding (1)               111,395          100,807          100,814          96,034
                                                                -----------     ------------      -----------    ------------
   Net income                                                     $ 27,704        $ 124,988         $ 41,327       $ 114,808
                                                                -----------     ------------      -----------    ------------
   Per share amount                                               $    .25        $    1.24         $    .41       $    1.20
                                                                -----------     ------------      -----------    ------------

Diluted:
   Weighted average number of shares outstanding (1)               111,395          100,807          100,814          96,034
   Net effect of dilutive stock options and warrants-based
      on the treasury stock method using
      average market price                                           9,054            2,231            6,096           6,424
   Assumed conversion of 5% convertible notes (1)                        -            9,517            9,517           9,517
                                                                -----------     ------------      -----------    ------------
   Total                                                           120,449          112,555          116,427         111,975
                                                                -----------     ------------      -----------    ------------
   Net income                                                     $ 27,704        $ 124,988         $ 41,327       $ 114,808
   Add 5% convertible note interest, net
      of tax effect (1)                                                  -            5,392            1,348           5,606
                                                                -----------     ------------      -----------    ------------
   Total                                                          $ 27,704        $ 130,380         $ 42,675       $ 120,414
                                                                -----------     ------------      -----------    ------------
   Per share amount                                               $    .23        $    1.16         $    .37       $    1.08
                                                                -----------     ------------      -----------   -------------

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(1)       The 5% convertible notes were converted into 9.5 million shares of common stock during the third quarter of 1999. As a result for the year ended December 31, 1999, basic and diluted shares outstanding reflect the weighted average effect of the 9.5 million shares of common stock issued in connection with the conversion of the 5%
          convertible notes based upon the actual date of conversion.